TAX RECEIVABLE AGREEMENT
among
UCP, INC.
UCP, LLC
and
PICO HOLDINGS, INC
Dated as of July 23, 2013

TAX RECEIVABLE AGREEMENT
among
UCP, INC.
UCP, LLC
and
PICO HOLDINGS, INC.
TAX RECEIVABLE AGREEMENT, dated as of July 23, 2013 (this “Agreement”), among UCP, Inc., a Delaware corporation (“UCP, Inc.”), UCP, LLC, a Delaware limited liability company (the “Company”), and PICO Holdings, Inc., a California corporation (“PICO”). Capitalized terms used but not otherwise defined are defined in or by reference to Section 1.01.
W I T N E S S E T H:
WHEREAS, PICO holds membership interests (“PICO Membership Interests”) in the Company, which is treated as a partnership for United States federal income tax purposes;
WHEREAS, UCP, Inc. is the managing member of, and holds and will hold membership interests (“UCP, Inc. Membership Interests”) in, the Company;
WHEREAS, as a result of PICO's eventual Exchanges (as defined below) of PICO Membership Interests (rather than transferring all of its PICO Membership Interests in exchange for Class A Shares (as defined below)), UCP, Inc. expects to incur significantly lower tax liabilities on an ongoing basis with respect to the operations of the Company and its direct and indirect subsidiaries;
WHEREAS, PICO may sell certain of its Membership Interests to UCP, Inc. in exchange for cash raised by UCP, Inc. in the IPO (the “IPO Sale”);
WHEREAS, upon admission of UCP, Inc., the Company will be treated as a partnership for United States federal income tax purposes and will have in effect a Section 754 Election, for each Taxable Year in which an exchange of PICO Membership Interests for Class A Shares occurs, which election is intended to result in an adjustment to the Tax basis of the assets owned by the Company and such subsidiaries (solely to the extent allocated to UCP, Inc.) at the time (each such time, an “Exchange Date”) of an exchange of PICO Membership Interests for Class A Shares or any other deemed or actual acquisition of PICO Membership Interests by UCP, Inc. for cash or otherwise, including the IPO Sale, if applicable, (each such exchange or acquisition, an “Exchange”) by reason of such Exchange and the payments under this Agreement;
WHEREAS, the income, gain, loss, expense and other Tax items of UCP, Inc., as a member of the Company (and in respect of each of the Company's direct and indirect subsidiaries treated as a disregarded entity or a partnership for U.S. federal income tax purposes) may be affected by the Basis Adjustment, and the income, gain, loss, expense and other Tax items of UCP, Inc. may be affected by the Imputed Interest; and
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and the Imputed Interest on the liability for Taxes of UCP, Inc.;
NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms have the following meanings:

“Advisory Firm” means Deloitte & Touche LLP or any other law or accounting firm that is a nationally recognized as being expert in Tax matters and that is appointed by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Law” means, to the extent applicable to UCP, Inc., the Company or their activities or PICO, as applicable: (a) all U.S. federal and state statutes and laws and all statutes and laws of foreign countries; (b) all rules and regulations (including interpretations thereof) of all regulatory agencies, organizations and bodies; and (c) all rules and regulations (including interpretations thereof) of all self-regulatory agencies, organizations and bodies now or hereafter in effect.

“Basis Adjustment” means the adjustment to the Tax basis of an Exchange Asset as a result of (x) an Exchange or (y) the payments made pursuant to this Agreement, in each case, under, or under the principles of, Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, the Company remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment (a “Basis Adjustment Amount”) resulting from an Exchange of PICO Membership Interests shall be determined without regard to any Pre-Exchange Transfer of such PICO Membership Interests and as if any such Pre-Exchange Transfer had not occurred. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

A “Beneficial Owner” means, with respect to a security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of UCP, Inc..

“Business Day” means any day, other than a Saturday or Sunday, on which federally chartered banks in the United States are open for business.

“Change in Tax Law” is defined in Section 7.14 of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)
any Person, or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934 or any successor provisions thereto, becomes the Beneficial Owner, directly or indirectly, of securities of UCP, Inc. representing more than fifty percent (50%) of the combined voting power of UCP, Inc.'s then-outstanding voting securities; or

(ii)
the following people cease for any reason to constitute a majority of the number of directors of UCP, Inc. then serving: people who, on the date of the consummation of the IPO, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of UCP, Inc.) whose appointment or election by the Board or nomination for election by UCP, Inc.'s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the IPO or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)
there is consummated a merger or consolidation of UCP, Inc. with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of UCP, Inc. immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)
the stockholders of UCP, Inc. approve a plan of complete liquidation or dissolution of UCP or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by UCP, Inc. of all or substantially all of UCP, Inc.'s assets, other than such sale or other disposition by UCP, Inc. of all or substantially all of UCP, Inc.'s assets to an entity, at least fifty percent (50%) of the combined voting power of which is owned by stockholders of UCP, Inc. in substantially the same proportions as their voting power of UCP, Inc. immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of capital stock of UCP, Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of the assets of UCP, Inc. immediately following such transaction or series of transactions.

“Change Notice” is defined in Section 6.01(b) of this Agreement.

“Class A Shares” means Class A shares of common stock of UCP, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of UCP, Inc. filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of UCP, Inc., up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
“Default Rate” means LIBOR plus 300 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD or similar state or local form) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Excess Payment” is defined in Section 3.01(c) of this Agreement.

“Exchange” is defined in the recitals; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Asset” means each asset that is held by the Company, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.01 of this Agreement.

“Exchange Date” is defined in the recitals.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for income Taxes of UCP, Inc. or any consolidated group of which UCP, Inc. is a member (or, without duplication, the Company, but only with respect to UCP, Inc.'s pro rata share of the Company's income Tax liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year) as would be shown on its Tax Return (including any consolidated return in which UCP, Inc. joins) but determined (i) using the Non-Stepped Up Tax Basis of the Exchange Assets as reflected on the Exchange Basis Schedule, including amendments thereto, for the Taxable Year instead of the Tax basis of the Exchange Assets reflecting the Basis Adjustments and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustment or to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, Section 1274 or Section 483 or other provision of the Code and any similar provision of state and local Tax law applicable with respect to UCP, Inc.'s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by UCP, Inc.

“IPO Sale” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two calendar days prior to the first day of such month, on Reuters Screen LIBOR01 Page (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of July 23, 2013, as amended.

“Market Value” means, with respect to the Class A Shares, on any given date: (i) if the Class A Shares are listed for trading on the NYSE, the closing sale price per share of the Class A Shares on the NYSE, on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Shares are not listed for trading on the NYSE, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act, on which the Class A Shares are listed, (iii) if the Class A Shares are not so listed on a national securities exchange, the last quoted bid price for the Class A Shares on that date in the over-the-counter market as reported by OTC Markets Group or a similar organization, or (iv) if the Class A Shares are not so quoted by OTC Markets Group or a similar organization such value as the Board, in its sole discretion, shall determine in good faith.

“Net Tax Benefit” is defined in Section 3.01(b).

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made with respect to such asset.
“Notice” is defined in Section 7.01.

“NYSE” means the New York Stock Exchange.

“Objection Notice” is defined in Section 2.03(a).

“Payment Limitation” is defined in Section 3.03.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PICO” is defined in the Preamble of the Agreement.

“PICO Membership Interests” is defined in the recitals.

“Pre-Exchange Transfer” means any transfer of one or more PICO Membership Interests (i) that occurs prior to an Exchange of such PICO Membership Interests, and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for income Taxes of UCP, Inc. (or, without duplication, the Company, but only with respect to UCP, Inc.'s pro rata share of the Company's income Tax liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year). If the actual liability for such Taxes for the Taxable Year is adjusted as a result of an audit by a Taxing Authority of such Taxable Year or any other Taxable Year, such adjustment shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for income Taxes of UCP, Inc. (or, without duplication, the Company, but only with respect to UCP, Inc.'s pro rata share of the Company's income Tax liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year. If the actual liability for such Taxes for the Taxable Year is adjusted as a result of an audit by a Taxing Authority of such Taxable Year or any other Taxable Year, such adjustment shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any of (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule or (iii) an Early Termination Schedule.

“Section 754 Election” means an election under Section 754 of the Code and any comparable election under applicable state or local income tax laws.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Shortfall” is defined in Section 3.01(c) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests (including the general partner interests or managing member or similar interests) of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of UCP, Inc. as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, may include a period of less than 12 months for which a Corporation Return is prepared) in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related to such taxes.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“UCP, Inc.” is defined in the Preamble of this Agreement.

“UCP, Inc. Membership Interests” is defined in the recitals.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, UCP, Inc. will have sufficient taxable income to utilize fully the deductions arising from the Basis Adjustments and the Imputed Interest, (2) the U.S. federal income Tax rates and state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable laws as in effect on the Early Termination Date, (3) any loss carryovers attributable to any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by UCP, Inc. on a pro rata basis from the date of the Early Termination Schedule through the date that is the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the earlier of (x) the Basis Adjustment and (y) the Early Termination Date and (5) if, at the Early Termination Date, there are PICO Membership Interests that have not been Exchanged, then each such PICO Membership Interest shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of the cash payment to which PICO would be entitled under this Agreement if the Exchange occurred on the Early Termination Date.

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

ARTICLE 2
DETERMINATIONOF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01.    Exchange Basis Schedule. Within 60 calendar days after the filing of the U.S. federal income Corporation Return for each Taxable Year, UCP, Inc. shall deliver to PICO a schedule (the “Exchange Basis Schedule”) that shows in reasonable detail (i) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Basis Adjustment Amount with respect to the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment Amount is amortizable and/or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions).

Section 2.02.    Tax Benefit Schedule.

(a) Within 60 calendar days after the filing of the U.S. federal income Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, UCP, Inc. shall provide to PICO a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). On no more than a quarterly basis, UCP, Inc. agrees to confirm, at the request of PICO, the Market Value of the applicable Class A Shares with respect to any Exchanges in the prior calendar quarter. The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles. Subject to Section 3.03, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of UCP, Inc. for such Taxable Year attributable to the Basis Adjustments and Imputed Interest. The actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by UCP, Inc. for the PICO Membership Interests acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and the Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or the Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. All Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Exchange Assets for UCP, Inc. and (B) have the effect of creating additional Basis Adjustments to Exchange Assets for UCP, Inc. in the year of payment, and, as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.03.    Procedures, Amendments.

(a) Procedures. Each time UCP, Inc. delivers to PICO an applicable Schedule under this Agreement, including any Amended Schedule, but excluding any Early Termination Schedule or amended Early Termination Schedule, UCP, Inc. also shall (x) deliver to PICO the Corporation Return, along with schedules and work papers, as determined by UCP, Inc. or requested by PICO, providing reasonable detail regarding the preparation of such Schedule and (y) allow PICO reasonable access to the appropriate representatives of UCP, Inc. and the Advisory Firm in connection with a review of such Schedule. Each party shall bear its own expenses associated with such review and investigation. The applicable Schedule shall become final and binding on all parties unless PICO, within 30 calendar days after an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto was provided to PICO, provides UCP, Inc. with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If UCP, Inc. and PICO are unable to resolve the issues raised in such notice within 30 calendar days of receipt by UCP, Inc. of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, UCP, Inc. and PICO shall employ the reconciliation procedures as provided for in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by UCP, Inc. (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information that was not previously taken into account, (iii) to comply with the Expert's determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Tax Benefit Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change (relative to the amounts in the original Tax Benefit Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE 3
TAX BENEFIT PAYMENTS
Section 3.01.    Payments.

(a) Payments. Within five (5) Business Days of a Tax Benefit Schedule that was delivered to PICO becoming final in accordance with Section 2.03(a), UCP, Inc. shall pay to PICO the applicable Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account designated by PICO; provided that no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, estimated U.S. federal income Tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for PICO Membership Interests in Exchanges. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of Tax Benefit Payments with respect to Net Tax Benefits previously made under this Section 3.01; provided, however , that PICO shall not be required to return any portion of any previously received Tax Benefit Payment under any circumstances. The “Interest Amount” for a Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for the filing of the Corporation Return with respect to Taxes for such Taxable Year until the date of payment. The Net Tax Benefit shall be determined separately with respect to each separate Exchange on an individual basis by reference to the amount realized by PICO on the Exchange of PICO Membership Interests and the resulting Basis Adjustments to UCP, Inc. (as determined pursuant to Section 2.02(b)).

(c) Increase or Decrease in Future Payments. (i) Within five (5) Business Days after the delivery of an Amended Schedule to PICO for any Taxable Year, the Company shall pay to PICO an amount equal to the excess, if any, of (x) the amount PICO is entitled to receive under this Agreement in respect of the relevant Taxable Year (based on such Amended Schedule) over (y) the cumulative amount PICO actually received in respect of such Taxable Year pursuant to this Agreement.
(ii) In the event that an Amended Schedule reflects a decrease in the Realized Tax Benefit for such year (including, without limitation, by reason of net operating loss carryovers or carrybacks) and payments have previously been made based on the higher Realized Tax Benefit reflected in any prior Schedule (either such excess, an “Excess Payment”), future payments, if any, to be made under this Section 3.01 shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid. For the avoidance of doubt, if future payments are insufficient to repay any Excess Payment (a “Shortfall”), PICO shall have no obligation to repay to the Company or any other Person any such Shortfall.

Section 3.02.    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, subject to Article 4 and Section 7.14, will result in 85% of UCP, Inc.'s Cumulative Net Realized Tax Benefit being paid to PICO pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03.    Pro Rata Payments. Notwithstanding anything in Section 3.01 to the contrary, to the extent that (i) UCP, Inc.'s aggregate Tax benefit with respect to any Basis Adjustment or Imputed Interest is limited in a particular Taxable Year because UCP, Inc. does not have sufficient Taxable income or (ii) UCP, Inc. has insufficient funds to make a payment hereunder as a result of (x) applicable limitations imposed by credit agreements or similar arrangements in respect of indebtedness for borrowed money to which the Company is a party (including, without limitation, limitations on the ability of the Company and its direct and indirect Subsidiaries to make distributions or payments to UCP, Inc.), (y) a determination by the Board in good faith that making such payments would result in a default under any such credit agreement or similar arrangement or (z) a determination by the Board in good faith that (A) such payments could be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (B) such payments could cause UCP, Inc. to be undercapitalized (each of (x), (y) and (z), a “Payment Limitation”), the limitation on the Tax benefit or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this paragraph, as applicable.

Section 3.04.    Sufficient Funds. UCP, Inc. shall use good faith efforts to ensure that it has sufficient funds to make all payments due under this Agreement.

ARTICLE 4
TERMINATION

Section 4.01. Early Termination, Change of Control and Breach of Agreement.

(a)     UCP, Inc. may terminate this Agreement with respect to all of the PICO Membership Interests held (or previously Exchanged) by PICO at any time by paying to PICO the Early Termination Payment; provided, however , that this Agreement shall terminate only upon the receipt of the Early Termination Payment by PICO, and provided, further , that UCP, Inc. may withdraw any Early Termination Notice prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by UCP, Inc., neither PICO nor UCP, Inc. shall have any further payment obligations under this Agreement, other than for any (x) Tax Benefit Payment agreed to by UCP, Inc. and PICO, acting in good faith, to be due and payable but unpaid as of the Early Termination Notice and (y) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (y) is included in the Early Termination Payment). If an Exchange occurs after UCP, Inc. makes the Early Termination Payments with respect to PICO, UCP, Inc. shall have no obligations under this Agreement with respect to such Exchange, and its only obligation under this Agreement in such case shall be its obligations under Section 4.03(a).

(b)     Upon a Change of Control or if UCP, Inc. breaches any of its material obligations under this Agreement, then all of UCP's obligations hereunder shall be accelerated and calculated as if an Early Termination Notice had been delivered on the date of such Change of Control or breach and such obligations shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration, (2) any Tax Benefit Payment agreed to by UCP, Inc. and PICO acting in good faith, to be due and payable but unpaid as of the date of such acceleration and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration (except to the extent that the amount described in this clause (3) is included in the amount described in clause (1)). Notwithstanding the foregoing, in the event that UCP, Inc. breaches this Agreement, PICO shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement; provided that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due; provided further that UCP, Inc. shall be deemed not to be in breach of a material obligation by reason of the failure to make a payment under this Agreement until the later of (x) three months after the date such payment was originally due and (y) the thirtieth (30 th ) calendar day after UCP, Inc. received a written notice from PICO specifying the amount due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if UCP, Inc. fails to make any Tax Benefit Payment when due because, and to the extent, of a Payment Limitation (but only for so long as such Payment Limitation continues); provided that the interest provisions of Section 5.02 shall apply to any such late payment (but the Default Rate shall be replaced by the Agreed Rate).

(c)     UCP, Inc., the Company and PICO hereby acknowledge and agree that, as of the date of this Agreement and as of the date of each Exchange, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

Section 4.02.    Early Termination Notice. If UCP, Inc. exercises its right of early termination under Section 4.01, UCP, Inc. shall deliver to PICO notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying UCP, Inc.'s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. At the time UCP, Inc. delivers the Early Termination Notice to PICO, UCP, Inc. shall (a) deliver to PICO schedules and work papers, as determined by UCP, Inc. or requested by PICO, providing reasonable detail regarding the calculation of the Early Termination Payment and (b) allow PICO reasonable access to the appropriate representatives of UCP, Inc. and the Advisory Firm in connection with its review of such calculation. Each party shall bear its own expenses associated with such review. The Early Termination Payment shall become final and binding on the parties unless PICO provides UCP, Inc. with notice of a material objection to the calculation of the Early Termination Payment made in good faith within 30 calendar days after the Early Termination Schedule was provided to PICO (or such shorter period as may be mutually agreed in writing by the parties). If PICO provides UCP with written notice of its objection to the calculation of the Early Termination Payment, and PICO and UCP, Inc., for any reason, cannot agree upon the amount of the Early Termination Payment within 30 calendar days following UCP, Inc.'s receipt of PICO's objection, UCP, Inc. and PICO shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03.    Payment upon Early Termination.

(a) Within five (5) Business Days after the Early Termination Schedule has become final and binding, UCP, Inc. shall pay to PICO an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to the bank account designated by PICO.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal, with respect to PICO, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by UCP, Inc. to PICO beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE 5
SUBORDINATIONAND LATE PAYMENTS

Section 5.01.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by UCP, Inc. to PICO under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of all obligations in respect of indebtedness of UCP, Inc. (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of UCP, Inc. that are not Senior Obligations.

Section 5.02.    Late Payments by UCP, Inc.. Except as otherwise noted in this Agreement, the amount of all or any portion of any Exchange Payment not made to PICO when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.    PICO Participation in UCP, Inc.'s and the Company's Tax Matters.
(a) Except as otherwise provided herein, UCP, Inc. shall have full responsibility for, and sole discretion over, all Tax matters concerning UCP, Inc. and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, UCP, Inc. shall notify PICO of any audit of UCP, Inc. and the Company by a Taxing Authority the outcome of which is reasonably expected to affect PICO's rights and obligations under this Agreement, and shall provide to PICO reasonable opportunity to provide information and other input to UCP, Inc., the Company, and their respective advisors concerning the conduct of any such portion of such audit; PICO shall have the right to attend in person or by telephone (but not participate in) any audit of UCP, Inc. or the Company the outcome of which could reasonably be expected to affect the amount of net payments that PICO are expected to receive under this Agreement; provided, however , that UCP, Inc. and the Company shall not be required to take any action that is inconsistent with any provision of the LLC Agreement. UCP, Inc. shall not settle or fail to contest any issue pertaining to taxes that is reasonably expected to affect PICO' rights and obligations under this Agreement without the consent of PICO, such consent not to be unreasonably withheld or delayed.

(b) If UCP, Inc., the Company, or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments UCP, Inc. will be required to pay to PICO with respect to Taxable Years after and including the taxable year in which the Change Notice is received, UCP, Inc. shall deliver prompt written notice of such Change Notice to PICO.

Section 6.02.    Consistency.
(i) Except upon the written advice of the Advisory Firm to UCP, Inc., UCP, Inc. and PICO agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation items arising from the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by UCP, Inc. in any Schedule provided by or on behalf of UCP, Inc. under this Agreement. Any dispute concerning such advice shall be subject to Section 7.09.

(ii) In the event that the Advisory Firm is replaced by UCP, Inc., such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless (a) otherwise required by law or (b) UCP, Inc. and PICO agree to the use of other procedures and methodologies.

Section 6.03.    Cooperation. PICO shall (a) furnish to UCP, Inc. in a timely manner such information, documents and other materials as UCP, Inc. may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to UCP, Inc. and its representatives to provide explanations of documents and materials and such other information as UCP, Inc. or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above. UCP, Inc. shall reimburse PICO for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

Section 6.04.    Section 754 Elections. If at any point the Company or any of its direct or indirect Subsidiaries that is a partnership for U.S. federal income tax purposes does not have a Section 754 Election in effect, UCP, Inc. shall cause the Company or such Subsidiary, as applicable, to make a Section 754 Election at the time that the Company or such Subsidiary, as applicable, files its next U.S. federal income Tax Return.

ARTICLE 7
MISCELLANEOUS
Section 7.01.    Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) to any party shall be in writing and shall be delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 7.01) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:
If to the Company or UCP, Inc., to:

6489 Camden Avenue, Suite 204
San Jose, CA 95120
Attention: President
Fax: 408-323-1114
If to PICO, to:
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
Attention: President
Fax: 858-456-6480

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 7.01, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 7.02.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

Section 7.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.    Successors; Assignment; Amendments; Waivers. PICO may not assign this Agreement to any person without the prior written consent of UCP, Inc.; provided, however , that (i) to the extent PICO Membership Interests are effectively transferred in accordance with the terms of the LLC Agreement, PICO may assign to the transferee of such PICO Membership Interests PICO's rights under this Agreement with respect to such transferred PICO Membership Interests and (ii) PICO shall be entitled to assign its rights under this Agreement to (x) a direct or indirect beneficial owner or Affiliate of PICO, in connection with a liquidation, dissolution, winding up or other termination of PICO, and, in either case (i) or (ii), such transferee shall have executed and delivered, or, in connection with such transfer, execute and deliver, a joinder to this Agreement in form and substance reasonably satisfactory to UCP, Inc.), agreeing to become a party for all purposes of this Agreement, except as otherwise provided in such joinder.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of UCP, Inc., the Company and PICO. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. UCP, Inc. shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of UCP, Inc., by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that UCP, Inc. would be required to perform if no such succession had taken place.

Section 7.07.    Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08    Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in the United States District Court for the Northern District of California or the Superior Court of the State of California located in the County of Santa Clara. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 7.01. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 7.01) in any suit, action or proceeding brought in such courts.

Section 7.09.    Reconciliation. In the event that UCP, Inc. and PICO are unable to resolve a disagreement with respect to a matter governed by Section 2.03, Section 4.02, or Section 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, unless otherwise agreed by UCP, Inc. and PICO have any material relationship with either UCP, Inc. or PICO. If the parties are unable to agree on an Expert within thirty (30) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by UCP, Inc., subject to adjustment or amendment upon resolution. In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of one party, the other party shall pay all of the fees, or if the items in dispute are resolved 50% in favor of UCP, Inc. and 50% in favor of PICO, each of UCP, Inc. and PICO shall pay 50% of the fees of the Expert. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be (i) final and may be enforced as if it were the award of an arbitrator issued under and pursuant to the rules of the American Arbitration Association and (ii) binding on UCP, Inc. and PICO and may be entered and enforced in any court having competent jurisdiction.

Section 7.10.    Withholding. UCP, Inc. shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as UCP, Inc. is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by UCP, Inc., such withheld amounts shall be treated for all purposes of this Agreement as having been paid to PICO.

Section 7.11.    Admission of UCP, Inc. into a Consolidated Group; Transfers of Corporate Assets.

(a) If UCP, Inc. becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 et seq . of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment ( e.g. , calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12.    Confidentiality. PICO acknowledges and agrees that the information of UCP, Inc. and of its Affiliates is confidential and, except in the course of performing any duties as necessary for UCP, Inc. and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of UCP, Inc. and its Affiliates and successors, concerning the Company and its Affiliates and successors learned by PICO heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by UCP, Inc. or any of its Subsidiaries, becomes public knowledge (except as a result of an act of PICO in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for PICO to prepare and file its Tax Returns, to respond to any inquiries regarding the sale from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, PICO (and each employee, representative or other agent of PICO or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of UCP, Inc., the Company, PICO and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to PICO relating to such Tax treatment and Tax structure.

Section 7.13.    LLC Agreement. This Agreement shall be treated as part of the partnership agreement of the Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14.    Change in Tax Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, PICO reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by PICO (or direct or indirect equity holders in such member) upon the IPO or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to PICO (a “Change in Tax Law”), then (i) at the election of PICO and to the extent specified by PICO, this Agreement shall not apply with respect to an Exchange by PICO occurring after a date specified by PICO, (ii) at the election of PICO, this Agreement shall otherwise be amended in a manner determined by UCP, Inc. and PICO, acting jointly, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or (iii) at the election of PICO, this Agreement shall cease to have further effect. For the avoidance of doubt, any election pursuant to this Section 7.14 shall not be considered a breach of this Agreement and shall not trigger an Early Termination Payment under Section 4.01.

Section 7.15.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

UCP, Inc.
By: /s/ Dustin L. Bogue
Name: Dustin L. Bogue
Title: President and Chief Executive Officer

UCP, LLC.
By: /s/ John R. Hart
Name: John R. Hart
Title: Chairman

PICO HOLDINGS, INC
By: Maxim C. W. Webb
Name: Maxim C. W. Webb
Title: Chief Financial Officer